EXHIBIT 99.1

Press Release dated November 21, 2007 issued by iDNA, Inc.

iDNA INC. CLOSES $4.25 MILLION FINANCING

NEW YORK, NEW YORK - November 21, 2007 iDNA (OTCBB: IDAI.OB), a leading strategic communications and technology company announced today iDNA, Inc. (through its wholly owned subsidiary iDNA Cinemas Holdings, Inc. (“Holdings”) closed on a $4.25 million loan from Silar Advisors, L.P. (“Silar”). Proceeds of the loan will be applied to repayment of an outstanding loan (approximately $1 million), prepayment of interest on the loan (approximately $260,000), fees and expenses payable to Silar (approximately $157,000) and fees payable to a broker ($60,000), with the balance of approximately $2.7 million to be available to general corporate purposes. Interest on the loan accrues at a per annum rate equal to Citibank’s “prime rate” plus 4% or, if greater, 12.25% and is payable quarterly.

The loan is secured by a pledge of all of Holdings’ assets, including all of the outstanding shares in National Cinemas, Inc. (“NCI”), which owns a 50% membership interest in the Angelika theater. The loan is also guaranteed by iDNA (with such guaranty being secured by a pledge of substantially all of iDNA’s assets other than the shares it owns in its operating subsidiaries) and by NCI (with such guaranty being secured by a pledge of substantially all of NCI’s assets other than its 50% membership interest in the Angelika theater).

In connection with the loan, iDNA also issued to Silar a warrant for 1,500,000 shares of common stock at an exercise price of $.27 per share. The number of shares subject to such warrant and the exercise price are subject to customary adjustments in the event of stock dividends, stock splits, reverse stock splits and similar events. Additionally, under certain circumstances, if iDNA issues additional shares of its common stock for consideration less than the existing exercise price, the warrant provides for certain anti-dilution protection in the form of a reduction in the exercise price that is calculated on a calculation based upon the number of such additional shares compared to the total outstanding shares of common stock and the consideration paid for such additional shares.

iDNA CEO James McNamara said, “We are delighted to complete this financing today, particularly in this difficult financing market, and we look forward to working with Silar as we continue to explore additional business opportunities. As a consequence of the net proceeds received under the financing, iDNA has strengthened its balance sheet and has additional flexibility to managing its current strategic initiatives.”

About iDNA

iDNA (IDAI.OB) is a leading strategic communications, technology and entertainment company, headquartered in New York City. The company provides a broad range of targeted communication services that create, build and connect businesses with their target audiences and is the only company of its kind that builds a quantitative ROI system into its communication events. iDNA’s depth of communication services include the design, development and production of media, collateral content and data collection and market research services for corporate events, meetings, training and symposiums held at single or multiple sites worldwide. iDNA has developed a loyal clientele in industries as diverse as biotechnology, health care, finance, telecommunications, manufacturing and energy. For more information, visit www.idnausa.com